RANGEFORD RESOURCES, INC. ANNOUNCES NEW DIRECTORS

Dallas, TX -- (PRNewswire-FirstCall) – January 21, 2014 – Rangeford Resources, Inc. (OTCQB:RGFR).  Rangeford Resources, Inc. (the “Company” or “Rangeford”) announced the departure of four directors, the appointment of its new Chairman of the Board of Directors, and the appointment of its President.  The Company's Board of Directors ratified the appointment of Michael Farmer, its sole director following the above referenced resignations, as Chairman of the Board of Directors and the appointment of Colin C. Richardson, prior consultant to the Company, as President of the Company on January 15, 2014; both men had been working in such capacities since October 5, 2013, when the Company's former President resigned due to personal reasons.

In response to how he feels about formally becoming the Company's President, Mr. Richardson said, "I am excited to take over as President of Rangeford Resources. I look forward to implementing the Company's strategy of buying proven reserves and cash flows to grow the business that they have been diligently working on over the last year."

Colin C. Richardson (55) – President

Mr. Richardson has more than twenty years of experience as an executive.  He is has been involved in day-to-day operations of multiple oil and gas exploration companies drilling wells in Nevada, Wyoming, Kansas and Nebraska.  Since 1991, he has served as president of Mailings Unlimited, Inc., and managed commercial real estate.  He is a sixteen year veteran serving both in the army as an enlisted Sergeant and, after attending Ohio State University, as a Captain in the Air Force piloting KC135 Stratotankers for the Ohio Air National Guard.  Currently, he is a senior Captain for American Airlines, piloting the Boeing 737-800.

The Company also announced that, due to capital constraints, it has been unable to file its outstanding period reports as of and since its Annual Report on Form 10K for the fiscal year ended March 31, 2012.  However, with its new management team in place and funds available through a revolving credit it received in September from one of its shareholders, the Company is working towards resolving its deficiencies and hopes to file all of the outstanding reports before the end of the second quarter 2014.

The Company also announced that Great Northern Energy, Inc. ("GNE) has attempted to unilaterally terminate the Purchase and Sale Agreement (“PSA”) entered into between the Company and GNE on November 15, 2012.  In connection therewith, on June 1, 2013, GNE returned the stock certificate for 7,400,000 shares of the Company's common stock (the "GNE Shares") issued to them pursuant to the PSA, which is to be returned to us upon termination of the PSA.  However, GNE did not submit an executed stock power which is required to cancel the GNE Shares and transfer them back to the Company.  The Company does not believe GNE has the right to unilaterally terminate the PSA.  Additionally, GNE has yet to return the $700,000 received from the Company that must be returned upon termination of the PSA.  In light of these facts, as of today, the Company still deems the GNE Shares issued and outstanding, but until the Company decides how to proceed with GNE, the future status of such shares is uncertain.  The Company is currently considering its options with regard to GNE to determine a path that is best suitable for its shareholders and the success of the Company.

About Rangeford Resources, Inc.:

Rangeford Resources, Inc. is a Dallas-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.rangeford-resources.com.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate the proposed development, completion and extraction; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company's success in drilling, the Company's ability to fund the acquisition, development, completion and extraction of oil and gas assets and the Company's planned capital investments; the Company's future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K and in our other filings, available from our website at www.rangeford-resources.com or by written request to 556 Silicon Drive, Southlake, TX 76092. These items are also available on the SEC’s website at www.sec.gov.

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